Press Release Upon Merger

         Gladstone,   NJ,   January  7,  2000  -   Peapack-Gladstone   Financial
Corporation (NASDAQ;PGFC) holding company of Peapack-Gladstone Bank, announced today that it closed its acquisition of Chatham Savings, FSB.

         Peapack-Gladstone Financial Corporation exchanged 305,730 of its shares for all the outstanding shares of Chatham Savings. As of December 31, 1999, Chatham Savings had approximately $80,000,000 in assets and Peapack-Gladstone Bank had approximately $419,000,000 in assets. Frank A. Kissel, President and CEO of Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank, reported that both Chatham Savings offices, one of which is located on Main Street in Chatham and the other on Shunpike Road in Chatham Township, would become part of the Peapack-Gladstone Bank branch network. Prior to the merger, Peapack-Gladstone Bank had eleven branches in Somerset, Hunterdon and Morris Counties.

         The transaction was accounted for using the pooling of interests accounting treatment. "We are very excited about this combination", Kissel said. "We believe that the Chatham markets give us a terrific opportunity to bring our style of high service banking to many new customers and many new opportunities for our Trust and Investment Department to continue its extraordinary growth. Our Trust and Investment Department has almost $1 billion in assets under management and operates at the Bank's Main Office at 190 Main Street in Gladstone. We also anticipate having a full time Trust and Investment Officer located at the Main Street Branch in Chatham."

         "We bring strong capital, up to date technology and a determination to do a great job for our customers", Kissel said. "Our work ethic will be a great compliment to the energy in the Chatham area."

         T. Leonard Hill, Chairman of Peapack-Gladstone Bank and Peapack-Gladstone Financial Corporation reported that Anthony J. Consi, former Chairman of Chatham Savings, FSB will be joining the Board of Directors of both Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank. "We are delighted to have Mr. Consi on the Board and welcome his help in building our organization" said Mr. Hill.


This press release contains certain forward-looking statements regarding the financial condition, results of operations and business of Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank. These statements are not historical fact and include expressions about Peapack-Gladstone's confidence, new and existing programs and products, opportunities, and market conditions. You may identify these statements by looking for forward looking terminology, like "believe" or "anticipate," or expressions of confidence like "extraordinary" or "terrific" or similar statements or variations of those terms. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate, because of, among others, the following possibilities: competitive pressure in the banking and financial services industry increases significantly; Peapack-Gladstone does not realize expected cost savings or revenue enhancements from the merger as anticipated; deposit attrition, customer loss or revenue loss is greater than expected; a downturn in the stock market occurs; general economic conditions, either nationally, or in the state of New Jersey, are less favorable than expected. Neither Peapack-Gladstone Financial Corporation nor Peapack-Gladstone Bank assumes any obligation for updating its forward-looking statements at any time.